Exhibit (p)(5)

A continuity of trust and service since 1934

CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of Lucas Capital and to maintain the confidence of Advisory Clients. Lucas Capital is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients’ interests come first. Lucas Capital has a fiduciary duty to its Advisory Clients, which requires individuals associated with Lucas Capital to act solely for the benefit of Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of Lucas Capital’s fiduciary obligations to its Advisory Clients and Lucas Capital’s desire to maintain its high ethical standards, Lucas Capital has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Lucas Capital or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

One goal is to allow Lucas Capital’s Access Persons to engage in personal securities transactions while protecting its Advisory Clients, Lucas Capital and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable) of Lucas Capital. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for Lucas Capital and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

II.	APPLICABILITY OF CODE OF ETHICS

A. Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

(1)	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

Exhibit (p)(5)

(2)	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(5)

Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

As provided in Section IV.A.(1) below, upon receipt of this Compliance Manual, each Access Person will be required to provide a comprehensive list of all Personal Accounts to Lucas Capital’s Chief Compliance Officer.

B. Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(1)

Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)

Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Lucas Capital, (i) makes or participates in the making of investment recommendations for Lucas Capital’s clients, or (ii) obtains information on recommended investments for Lucas Capital’s Advisory Clients.

(3)	Client Accounts. A client account includes any account managed by Lucas Capital which is not a Personal Account.

C. BLACKOUT PERIODS. While an Access Person may trade in the same securities as are traded for Lucas Capital’s clients, no trade in such securities may be executed:

Exhibit (p)(5)

(1)	Within 3 business days (either before or after) of a trade that is executed for an Lucas Capital client account; or

(2)	During a period in which Lucas Capital is trying to increase or decrease its position in any security held by an Lucas Capital client’s account.

For purposes of clarity, the trade date itself will be included when calculating the three (3) business days. The Chief Compliance Officer may grant an exception to the blackout period in certain situations.

III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A. General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

B. Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior written approval before engaging in the following transactions in his or her Personal Account:

(a) all transactions in reportable securities, except ETFs.

A request for pre-clearance must be made by email, instant message, or phone call for approval of the trades. The Trade will be cleared through Brett Flynn or in his absence, Ralf Sellig or Julie Gouveia, and all email requests and approvals will be archived. A request must provide the following information:

1. name of the issuer; and

2. type of transaction (buy, sell, etc).

Any approval given under this paragraph will remain in effect for only that day.

C. Gifts and Entertainment. In order to address conflicts of interest that may arise when any director/manager, officer, employee or Access Person of Lucas Capital, (collectively, “Covered Persons”) accepts or gives a gift, favor, special accommodation, or other items of value, Lucas Capital places restrictions on gifts and certain types of business entertainment. Set forth below is Lucas Capital’s policy relating to gifts and business entertainment:

1. Gifts, Generally - No Covered Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is $100, to or from any person or entity that does business with or potentially could conduct business with or on behalf of Lucas Capital. No

Exhibit (p)(5)

Covered Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of Lucas Capital without the prior written approval of the Compliance Officer.

2. Solicited Gifts - No Covered Person may use his or her position with Lucas Capital to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which Lucas Capital does business.

3. Cash Gifts - No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of Lucas Capital.

D.	Business Entertainment

1. General — Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

2. Extravagant Entertainment - No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of Lucas Capital.

E.	Reportin/Recordkeepin

1. Gifts - Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

2. Business Entertainment — Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question or impropriety. Any such event must be approved by the Compliance Officer.

3. Quarterly Transaction Reports — Each Covered Person must include any previously unreported or prospective gift or business entertainment event in excess of the de minim is value on its Quarterly Transaction Statement (described in Section V below).

4. Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

Exhibit (p)(5)

IV. REPORTING REQUIREMENTS

A. All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V. below) the following reports:

(1) Initial Holdings Report — Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)

Must disclose all of the Access Person’s current securities holdings with the following content for each reportable security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

•	title and type of reportable security;
•	ticker symbol or CUSIP number (as applicable);
•	number of shares;
•	principal amount of each reportable security.

(b)

Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account. The letter attached to this Code of Ethics as Exhibit 3 must be completed and provided to the Chief Compliance Officer.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)	Access Persons should use the form of Initial Holdings Report contained in Exhibit 1 to this Code of Ethics.

(2) Annual Holdings Report — Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit 2 to this Code of Ethics.

B. Definition of Reportable Security — For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in
Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

Exhibit (p)(5)

(4)

Shares issued by registered open-end funds; provided that such funds are NOT advised by Lucas Capital or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Lucas Capital;

(5)

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Lucas Capital or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Lucas Capital.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the reporting requirements of Section IV of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

A. No Initial or Annual Holdings Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and Lucas Capital’s Compliance Manual (including Section Error! Reference source not found. of the Compliance Manual and the Insider Trading Procedures in Error! Reference source not found.), Access Persons should note that Lucas Capital has a duty to safeguard material, nonpublic information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Lucas Capital. Notwithstanding the foregoing, Access Persons and Lucas Capital may provide such information to persons or entities providing services to Lucas Capital, Advisory Clients or the Funds where such information is required to effectively provide the services in question. Examples of such are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Lucas Capital, please see the Chief Compliance Officer.

VII. OVERSIGHT OF CODE OF ETHICS

A. Reporting/Rumors. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Lucas Capital. Passing on or trading on the basis of rumors may violate the law. If a

Exhibit (p)(5)

rumor has been circulated for the purpose of influencing the market with regard to the securities of a company, a person may become involved in market manipulation by trading on that information or passing it on to others, even if that person is unaware of the reason for the rumor being circulated. Even if accurate, the content of the rumor may itself constitute inside information if it has not been widely circulated. If any personnel of Lucas Capital receive or become aware of a rumor or other unsubstantiated information regarding a company, and knows or has any reason to believe that the rumor or other unsubstantiated information is not widely disseminated or may have been circulated in a deliberate attempt to influence the market with regard to the securities of a company, such individual must immediately contact the Chief Compliance Officer. The individual must not trade the securities or pass the rumor or other information on to others without the express approval of the Chief Compliance Officer. All personnel of Lucas Capital should check with the Chief Compliance Officer before disclosing or discussing rumors.

B.

Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Lucas Capital for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of Lucas Capital.

C.

Sanctions. The executive management of Lucas Capital, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Lucas Capital, or criminal or civil penalties.

VIII. CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.